Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to the filing of our opinion set forth as Exhibit 5.1 to the Registration Statement on Form S-8 of Hamptons Luxury Homes, Inc. (the “Registrant”) with respect to an aggregate 1,650,000 shares of the Registrant’s common stock, par value $0.0001 per share.  In giving such consent, we do not hereby admit or concede that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”) or the rules or regulations of the Securities and Exchange Commission promulgated under the Act.

Moritt Hock Hamroff & Horowitz LLP

By:

             /s/ Lee J. Mendelson

Lee J. Mendelson, Of Counsel

Garden City, New York

July 18, 2008